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SEPARATION OF SERVICES AND CONSULTING AGREEMENT
This Agreement is made as of the 31st day of October, 2020, by and between The Dixie Group, Inc. a Tennessee Corporation, having corporate offices located at 475 Reed Road, Dalton, Georgia and its subsidiaries (the “Company”), and Jon A. Faulkner, an individual resident of Tennessee (“Faulkner”).
Whereas, during the past year, Faulkner has served the Company as Vice President Strategic Initiatives, and in that capacity has provided the Company with services that have included mentoring the Company’s Chief Financial Officer; and
Whereas, the Company’s Chief Financial Officer has now fully taken over all duties and responsibilities of that office, and the Company has completed negotiation and implementation of its credit agreements and its long-term credit financing strategy; and
Whereas, the Company, as part of its strategy to reduce costs and increase efficiencies of its senior management function, desires to obtain certain continued services of Faulkner, following his separation from the Company, pursuant to the terms and on the conditions set forth below; and
Whereas, Faulkner is willing to provide such services to the Company on the terms and conditions specified herein.
Now, Therefore, the parties hereto, desiring to be legally bound, do hereby enter into the following Separation of Services and Consulting Agreement (the Agreement) on the Terms and Conditions and for the duration specified herein.
1.Duration of Agreement (Term). This Agreement shall be effective from and after October 31, 2020, the date of Faulkner’s separation from the Company’s service, and shall continue for a term of 18 months thereafter ending on April 30, 2022, unless sooner terminated in accordance with the terms hereof.
2.Services to be Provided by Faulkner under this Agreement. During the term hereof, Faulkner shall provide the following services to the Company: a) he shall assist Company management with the planning, negotiation, structuring, reporting, and implementation of any strategic or financial transactions, so designated or identified from time to time by management, and, to the extent requested by management, shall participate in discussions, negotiations, planning sessions and the like, with respect to such transactions; b) he shall participate in the continued training of the Company’s Chief Financial Officer in the discharge of the CFO’s functions as now or hereafter requested by the Company, including particularly (but not by way of limitation) the functions and role of the CFO in the Company’s SEC reporting process and accounting functions; and c) he shall provide any and all other items of service and consultation to the Company and its management as the Company may desire, relating to (among other matters) pending litigation, SEC and Nasdaq filings and reports, the Company’s loan and credit

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agreements and the administration and reporting thereof, and other matters identified from time to time by the Company and its management. The consulting services to be provided hereunder shall amount to, on average, approximately four hours per week during the term hereof and shall not in total exceed four hours of service per week by Faulkner for the term hereof.
3.Faulkner’s Compensation. Faulkner shall be paid in the amounts and at the times set forth on Annex A attached hereto and made a part hereof. Faulkner shall be responsible for all withholding taxes attributable to the payment of such sums. In accordance with the terms of the outstanding restricted stock awards held by Faulkner, and the terms of the Plan, certain of such awards shall vest as set forth on Annex B. The compensation provided for herein shall be due and payable and shall be paid to Faulkner so long as this Agreement is in effect, whether or not the Company or Company’s management requests that Faulkner provide any of the services outlined herein.
4.Early Termination. Faulkner may terminate this agreement for cause, if the Company shall fail to pay any sum or sums due hereunder following notice of such failure and the failure of the Company to cure such failure within 10 business days of such notice. Notwithstanding the foregoing, this Agreement may be terminated by the Company if Faulkner shall willfully and intentionally fail to faithfully discharge his duties in accordance with the terms of this Agreement. In the event of Faulkner’s inability to perform his duties substantially in accordance with the terms of this Agreement as a consequence of illness, disability, injury or death during the first 12 months this Agreement is in effect, then Faulkner (or his legal representative, as the case may be) shall be paid the unpaid balance of the sum that would otherwise have been paid for the first 12 months of this Agreement. In all other cases, following termination of this Agreement (including by way of illness, death, disability or injury), Faulkner shall be paid only such sum or sums due and owing through the date of termination, and the Company shall have no further obligation to make payment to Faulkner thereafter.
5.Business Expenses. The Company shall pay or reimburse Faulkner for all reasonable bona fide business expenses incurred by Faulkner in the performances of services under this Agreement in accordance with current policies generally in effect with respect to reimbursement of business expenses for executive officers of the Company.
6.Indemnification. The Company shall indemnify Faulkner (and advance expenses in the event of a claim for indemnification) with respect to any claim, loss or proceeding arising out of or relating to the performance of his services as a consultant or his serving in such capacity, to the same extent as for the directors and executive officers of the Company.
7.Relationship of Parties. Faulkner is acting under this agreement as an independent contractor of the Company and not as an employee. As such, Faulkner shall have no claim against the Company for vacation pay, sick leave, retirement benefits Social Security, worker’s compensation, health or disability benefits of any kind based on services performed during the term of this Agreement. Moreover, Faulkner shall have no

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claim for compensation, remuneration, reimbursement, or other monies except as expressly set forth in this Agreement.
8.Tax Matters. Under this Agreement, Faulkner is an independent contractor of the Company. Accordingly, the Company is not required to, and shall not, withhold any income or employment taxes from the payments made hereunder.
9.Non-Competition. Faulkner acknowledges that: i) the Company is in the business of designing, manufacturing, selling, distributing and importing flooring products to residential, commercial, individual and mass merchant customers throughout the United States and Canada (the “Restricted Territory”); and ii) Faulkner’s experience with the Company and the discharge of his duties under this Agreement has and will give him unique access to and possession of trade secrets and other Confidential Information. Further, Faulkner acknowledges that the agreements and covenants of this Section are necessary for the protection of the business, the trade secrets, and the Confidential Information of the Company. Accordingly, Faulkner agrees that he will not, during the term of this Agreement and for a period of eighteen months thereafter (the “Restricted Period”) within the Restricted Territory directly or indirectly, for any reason, for his own account or on behalf of or together with any other entity: (i) own or have any interest in or act as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of or in any way assist in, any business that competes with any business engaged in during the term of this Agreement by the Company or any of its subsidiaries (excluding minority ownership of stocks in publicly traded companies); (ii) solicit, hire or in any manner encourage any person who is in the employ or service of the Company to leave or terminate such relationship for any reason; or (iii) advise any investors or potential investors making or considering acquisitions of entities engaged in competitive businesses. Furthermore, during the term hereof and for 18 months thereafter, Faulkner shall not directly or indirectly comment upon, or recommend any individual actively employed by the Company.
10.Confidential Information.    For purposes of this Agreement, “Confidential Information” means information which is used in the business of the Company and is proprietary to, about or created by the Company, which gives or may be expected to give, the Company some competitive business advantage or the opportunity to gain such an advantage, the disclosure of which could be detrimental to the Company or the conduct of its business, and includes but is not limited to any information so designated by the Company, and information that is not generally known to other persons or personnel not associated with the Company and is not otherwise publicly available.
a.Faulkner hereby agrees that all Confidential Information is the exclusive and confidential property of the Company, and Faulkner agrees not to disclose any such Confidential Information and to protect the confidentiality of such information agreement. Such Confidential Information is a trade secret.
11. Choice of Law and Venue.    The parties agree that this Agreement will be construed pursuant to, and governed in accordance with, the laws of the State of Tennessee, without

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regard to its conflicts of law provisions. The parties agree that they will first attempt to resolve any disputes arising under this Agreement through good faith negotiation, that any litigation hereunder shall be brought in the courts of the State of Tennessee, County of Hamilton, and that venue and jurisdiction in those courts shall be proper.
12.Entire Contract.    This Agreement contains all of the covenants and agreements between the parties with respect to the rendering of the services contemplated by this Agreement. Any modification of this Agreement will be effective only if it is in writing signed by the parties hereto. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto may execute this Agreement personally or by facsimile/scan signature. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
13.Severability. If any term, covenant, or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant, or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each and every remaining term, covenant, or condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.
14.Notices. Any notices to be given hereunder by either party to the other party may be effected either by personal delivery in writing; by guaranteed overnight delivery; by mail, registered or certified, postage prepaid with return receipt requested; or by an electronic transmission, which creates a record that may be retained, retrieved, and reviewed.

Company:
The Dixie Group, Inc.
By:
Printed Name:
Title:
Date:                , 2020

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Faulkner:

Jon A. Faulkner
Date:                 , 2020